Exhibit 99.1

NOBLE SIGNS JOINT VENTURE AGREEMENT TO OPERATE

SILAO, MEXICO FACILITY

WARREN, MI – NOVEMBER 2, 2005 – Noble International, Ltd. (NASDAQ: NOBL) (“Noble” or the “Company”) announced today that the Company and Sumitomo Corporation (“Sumitomo”), through certain of their respective subsidiaries, have signed a joint venture agreement to operate the facility in Silao, Mexico that Noble acquired in January, 2005.

As part of the agreement, Noble and Sumitomo have created a new entity, Noble Summit Metal Processing de Mexico, S. de R.L. de C.V. (“Noble Summit”), with Sumitomo holding a 49% interest in the venture. Noble will retain a majority in Noble Summit and manage the facility. Financial details of the agreement were not disclosed.

Noble’s President and Chief Executive Officer, Christopher L. Morin, commented on the joint venture agreement, “Our joint venture with Sumitomo provides both Noble and Sumitomo with more growth opportunities in the Mexican market than either of us could have generated separately. Our partnership with Sumitomo allows us to combine our laser-welding technology with Sumitomo’s global footprint and experience in various markets around the world. We are pleased to be working with Sumitomo as our partner and believe that this cooperative model offers the potential for entering new markets in other parts of the world.”

SAFE HARBOR STATEMENT

Certain statements made by Noble International, Ltd. in this presentation and other periodic oral and written statements, including filings with the Securities and Exchange Commission, may be “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, as well as statements which address operating performance, events or developments that we believe or expect to occur in the future, including those that discuss strategies, goals, outlook or other non-historical matters, or which relate to future sales or earnings expectations, cost savings, awarded sales, volume growth, earnings or a general belief in our expectations of future operating results, are forward-looking statements. The forward-looking statements are made on the basis of management’s assumptions and estimations. As a result, there can be no guarantee or assurance that these assumptions and expectations will in fact occur. The forward-looking statements are subject to risks and uncertainties that may cause actual results to materially differ from those contained in the statements. Some, but not all, of the risks include our ability to obtain future sales; our ability to successfully integrate acquisitions; changes in worldwide economic and political conditions, including adverse effects from terrorism or related hostilities including increased costs, reduced production or other factors; costs related to legal and administrative matters; our ability to realize cost savings expected to offset price concessions; inefficiencies related to production and product launches that are greater than anticipated; changes in technology and technological risks; increased fuel costs; work stoppages and strikes at our facilities and that of our customers; the presence of downturns in customer markets where the Company’s goods and services are sold;

financial and business downturns of our customers or vendors; and other factors, uncertainties, challenges, and risks detailed in Noble’s public filings with the Securities and Exchange Commission. Noble does not intend or undertake any obligation to update any forward-looking statements.

For further information contact:

Greg Salchow

Noble International, Ltd.

(586) 751-5600